Exhibit 99.1
eBay Announces Change to Gross Merchandise Volume Definition
and Releases Updated Historical Metrics

The company has changed its definition of Gross Merchandise Volume (GMV) to align with customer money flows on its platforms

San Jose, California, December 15, 2021 — eBay Inc. (Nasdaq: EBAY), a global commerce leader that connects millions of buyers and sellers around the world, today announced it has changed its definition of Gross Merchandise Volume (GMV) to align with customer money flows on its platforms.

GMV provides a useful measure of the overall transaction volume on eBay’s platforms and is correlated to net transaction revenue. The Company has updated its definition of GMV to include all paid transactions on its platforms inclusive of shipping fees and taxes. Previously, eBay reported GMV regardless of whether the buyer and seller actually consummated the transaction. This change has been enabled by the increased visibility derived from the Company’s transition to managing payments globally.

The updated GMV definition has an immaterial impact on previously reported GMV. Please refer to the table at the back of this release for a restatement of historical metrics. The restatement of historical metrics, including GMV and active buyers, can also be found on the Investor Relations section of ebayinc.com. GMV under this new definition does not materially change guidance issued by the Company on October 27, 2021.

About eBay:
eBay Inc. (Nasdaq: EBAY) is a global commerce leader that connects millions of buyers and sellers in more than 190 markets around the world. We exist to enable economic opportunity for individuals, entrepreneurs, businesses and organizations of all sizes. Founded in 1995 in San Jose, California, eBay is one of the world's largest and most vibrant marketplaces for discovering great value and unique selection. In 2020, eBay enabled over $85 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Investor Relations Contact:	Joe Billante	ir@ebay.com
Media Relations Contact:	Trina Somera	press@ebay.com
Company News:	https://www.ebayinc.com/stories/news/
Investor Relations website:	https://investors.ebayinc.com

Forward-Looking Statements
Certain statements herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Such forward-looking statements are often identified by words such as "anticipate," "approximate," "believe," "commit," "continue," "could," "estimate," "expect," "hope," "intend," "may," "outlook," "plan," "project," "potential," "should," "would," "will" and other similar words or expressions. Such forward-looking statements reflect eBay's current expectations or beliefs concerning future events and actual events may differ materially from historical results or current expectations. The reader is cautioned not to place undue reliance on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of uncertainties, risks, assumptions and other factors, many of which are outside the control of eBay. Actual results are subject to other risks and uncertainties that relate more broadly to eBay's overall business, including those more fully described in eBay's filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the fiscal year ended December 31, 2020 and subsequent quarterly reports on Form 10-Q. The forward-looking statements in this document speak only as of this date. We undertake no obligation to revise or update publicly any forward-looking statement, except as required by law.

The operating metrics provided in Exhibit 99.1 have been adjusted to reflect certain financial measures that have not been prepared in accordance with generally accepted accounting principles, which we also believe will assist investors in evaluating eBay’s financial performance. The operating metrics should be read in conjunction with (i) the audited consolidated financial statements, the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in eBay’s Annual Reports on Form 10-K for the years ended December 31, 2020, December 31, 2019 and December 31, 2018 and (ii) the unaudited consolidated financial statements, the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in eBay’s Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2021, June 30, 2021, March 31, 2021, September 30, 2020, June 30, 2020, March 31, 2020, September 30, 2019, June 30, 2019, March 31, 2019, September 30, 2018, June 30, 2018 and March 31, 2018.

eBay Inc.
Unaudited Supplemental Operating Data — Gross Merchandise Volume (GMV)
(In Millions, Except Percentages)

	Three Months Ended
	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
GMV as reported (1)	$19,925	$22,587	$24,127	$23,130	$22,098	$24,249	$18,131	$18,685	$17,263	$18,020	$18,166	$19,637	$18,036	$18,945	$19,013
vs prior year quarter	(10)%	(7)%	33%	24%	28%	35%	—%	(5)%	(4)%	(5)%	(4)%	**	**	**	**
Exchange rate effect (2)	$391	$1,063	$879	$442	$290	$(474)	$(212)	$(253)	$(410)	$(644)	$(628)	$(331)	$(105)	$676	$959
GMV at FX-Neutral (3)	$19,534	$21,524	$23,248	$22,688	$21,808	$24,723	$18,343	$18,938	$17,673	$18,664	$18,794	$19,968	$18,141	$18,269	$18,054
vs prior year quarter	(12)%	(11)%	28%	21%	26%	37%	1%	(4)%	(2)%	(1)%	(1)%	**	**	**	**

(1)	Gross Merchandise Volume (GMV) consists of the total value of all paid transactions between users on our platforms during the applicable period inclusive of shipping fees and taxes.

(2)	We define exchange rate effect as the year-over-year impact of foreign currency movements using prior period foreign currency rates applied to current year transactional currency amounts.

(3)	We define FX-Neutral GMV as GMV minus the exchange rate effect. We define the non-GAAP financial measures of FX-Neutral net revenues as net revenues minus the exchange rate effect.

**	Growth rates for the period excluded as 2017 GMV numbers have not been recast and provided.